Exhibit 99.2

NEWS RELEASE

Contacts:
OSI Pharmaceuticals	Burns McClellan, Inc. (representing OSI)
Kathy Galante(investors/media)	Kathy Nugent (media)
631-962-2000	Laura Siino (investors)
Kim Wittig	(212) 213-0006
212-824-3204 (media)
OSI Pharmaceuticals’ Shareholders Approve Amendment to Bylaws at Annual Meeting of Stockholders
- Three New Members Elected to Board of Directors -
MELVILLE, NY — June 14 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that at its Annual Meeting of Stockholders held earlier today the Company’s stockholders approved an amendment to Sections 2.5 and 2.9 of the Corporation’s Second Amended and Restated Bylaws. The amendment to the Company’s bylaws will allow stockholders owning at least 20 percent of the Company’s shares to call a special meeting of stockholders upon 90 days written notice.
The Company also announced that in addition to re-electing the existing ten members of the Company’s Board of Directors, stockholders also elected three new board members; Santo “Sandy” Costa, Joseph “Skip” Klein III and David Niemiec. As previously announced, OSI’s Board adopted a retirement policy for directors at age 72 and does not intend to replace Sir Mark Richmond following his retirement which will commence at the end of 2006.
“OSI historically has been in the forefront of corporate governance initiatives and today’s actions by our stockholders enhance the Company’s existing governance structure,” stated Mr. Robert A. Ingram, Chairman of the Board. “Additionally, we are pleased to welcome Skip, Sandy, and David to the Company’s Board of Directors and look forward to their input and contributions as the Company continues with its goal of building a top-tier biotechnology company.”
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to
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change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States and Europe for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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